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                                  EXHIBIT 3.11

                                    CORRECTED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SORRENTO NETWORKS, INC.

     Sorrento Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

     1. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on August 3, 2000 (the "Certificate") and that said Certificate requires correction, as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     2. The Certificate inaccurately reflected the intent of the sole incorporator of the Corporation with respect to the nature of the board of the directors described in Article V(D)(5)(b), which was inadvertently included in the Certificate and which has been deleted, and said Certificate shall read in its entirety as follows:

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SORRENTO NETWORKS, INC.

                                   ARTICLE I.

     The name of this Corporation is Sorrento Networks, Inc.

                                   ARTICLE II.

     The address of the registered office of the Corporation in the State of Delaware and the County of Kent is 30 Old Rudnick Lane, Dover, Delaware 19901, and the name of the registered agent at that address is CorpAmerica, Inc.

                                  ARTICLE III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of the State of Delaware.

                                   ARTICLE IV.

     The name of the Corporation's incorporator is Cathy Lee and the incorporator's mailing address is 12390 El Camino Real, San Diego, California, 92130-2081.

                                   ARTICLE V.

     A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Two Hundred Twenty-Five Million (225,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, par value $0.001 per share, and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $0.001 per share.

     B. The Preferred Stock may be issued from time to time in series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of



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Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or any series thereof in Certificates of Designation or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior to or subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. The first series shall consist of Ten Million (10,000,000) shares and is designated "Series A Preferred Stock."

     D. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

     1. Dividend Provisions.

     (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on any other shares of capital stock of the Corporation, at the rate of $0.436 per share of Series A Preferred Stock (subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations) per annum payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board and shall not be cumulative.

     (b) Upon the completion of a dividend distribution required by subparagraph
(a) of this Section 1, any remaining dividend distribution shall be distributed among the holders of the Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all Series A Preferred Stock).

     2. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation (collectively, a "Liquidation") either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of (i) the "Original Series A Issue Price" and (ii) declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts (the "Liquidation Preference"), then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. For purposes of this Certificate of Incorporation, the term "Original Series A Issue Price" shall mean $5.45 for each outstanding share of Series A Preferred Stock as it may be adjusted for stock splits, dividends, combinations or other recapitalization with respect to such shares.

     (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

     (c) For purposes of this Section 2, a Liquidation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions, (B) a reorganization, merger or consolidation of the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation; or (C) a sale of all or substantially all of the assets of the



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Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. Notwithstanding the foregoing, nothing in this Section 2 shall limit the right of any holder of any shares of Series A Preferred Stock to elect to convert any of such shares into Common Stock as set forth in Section 4 herein, prior to any acquisition of the Corporation or sale of assets described herein.

          (i) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange or through
               Nasdaq-National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or
          (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          (ii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

               (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

               (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iii) hereof.

          (iii) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. [INTENTIONALLY OMITTED]


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     4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate or an affidavit of loss is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) below.

     (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), at an aggregate public offering price of at least $50,000,000 (a "Qualifying IPO") or (ii) the date specified by written consent or agreement of the holders of seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock.

     (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, or shall provide an affidavit of loss, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

     (d) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) (A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price for such series in effect immediately prior to the issuance of the Additional Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all other convertible securities and the exercise of all outstanding options, warrants and other rights to purchase Common Stock or other securities convertible into shares of Common Stock) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price existing immediately prior to such issuance of Additional Stock; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including,


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          without limitation, the number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all other convertible securities and the exercise of all outstanding options, warrants and other rights to purchase Common Stock or other securities convertible into shares of Common Stock) plus the number of shares of such Additional Stock.

               (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three
          (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (C) In the case of the issuance or deemed issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board in good faith irrespective of any accounting treatment.

               (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options, rights or warrants to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options, rights or warrants to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)) hereof.


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                    (3) In the event of any change in the number of shares of
               Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4) hereof.

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Corporation after the Purchase Date other than

               (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof,

               (B) up to an aggregate of 20,000,000 shares of Common Stock (or options, warrants or other rights to purchase such Common Stock), net of any such shares of Common Stock repurchased by the Corporation and any such options, warrants or other rights to purchase such Common Stock that expire unexercised, and subject to adjustment for any stock splits, dividends, combinations or recapitalizations, issued or issuable to (I) employees, consultants, officers or directors of the Corporation pursuant to a stock option plan or restricted stock plan approved by the Board and the stockholders of the Corporation, and/or
          (II) vendors or other persons or entities with which the Corporation has or is establishing business relationships (if in transactions with primarily non-financing purposes and such transaction is approved by the Board) whether issued or issuable before or after the Purchase Date; or

               (C) shares of Common Stock issued in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, or sale or exchange of stock; or

               (D) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock; or

               (E) shares of Common Stock issued or issuable (I) in a public offering or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering.

          (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as


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     "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E) above.

          (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be decreased in proportion to such decrease in outstanding shares.

     (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii) above, then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     (f) Recapitalizations. If at any time or from time to time the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or by merger or consolidation of the Corporation with or into another Corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2 hereof) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization or other transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization or such other transaction to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

     (h) No Fractional Shares and Certificate as to Adjustments.

          (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of


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     Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

     (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

     (l) Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock.

     5. Voting Rights.

     (a) General Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Corporation's Bylaws (the "Bylaws"), and shall be entitled to vote, together as a single class with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that the holders of the Series A Preferred Stock shall not be entitled to vote for the election of directors. The holders of Series A Preferred Stock shall be entitled to vote as a separate class from the holders of Common Stock as required by law or by
Section 6 hereof.

     6. Protective Provisions.

     (a) In addition to any other rights provided by law, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

          (i) alter, change or amend the rights, preferences or privileges of the Series A Preferred Stock;


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




          (ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation;

          (iii) declare or effect a dividend with regard to any share or shares of Preferred Stock or Common Stock;

          (iv) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a merger of a wholly-owned subsidiary corporation with or into the Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the ownership and/or voting power of the Corporation is disposed of;

          (v) effect any voluntary liquidation, dissolution, bankruptcy or winding up of the Corporation; or

          (vi) redeem or repurchase any share or shares of the Corporation's capital stock, except in accordance with agreements between the Corporation and the holders of the Series A Preferred Stock and except for the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary (including, without limitation, distributors and sales representatives) that are subject to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment.

     (b) So long as any shares of Series A Preferred Stock are outstanding and a Qualifying IPO has not occurred by October 1, 2000, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

          (i) engage in any business other than the development, manufacture, marketing, sale or support of optical communications systems;

          (ii) enter into any transaction or series of transactions (other than a transaction entered into in connection with an equity financing of the Corporation or a transaction entered into in connection with the employment as an officer of the Corporation, in each case on an arms' length basis) with any director of the Corporation or holder of ten percent (10%) or greater of the Corporation's outstanding Common Stock (assuming for purposes of such calculation the conversion and exercise of all outstanding convertible and exercisable securities) or any affiliate of any such person or entity involving payments from or payments to the Corporation individually in excess of $100,000 or, in the case of payments individually less than $100,000, in excess of $1,000,000 in the aggregate; or

          (iii) incur, agree to incur or have outstanding at any time any Debt exceeding $5,000,000 in the aggregate, excluding receivables, leases or purchase lines of credit.

     For purposes of subsection 6(b)(iii) above, Debt means: (A) all indebtedness, obligations, or liabilities in respect of borrowed money, including all indebtedness, obligations or liabilities of any person which the Corporation may guarantee or for which the Corporation may otherwise be responsible or liable (other than any liability arising out of the endorsement of commercial paper for deposit or collection received in the ordinary course of business), and (B) all direct or indirect guaranties of the Company and all indebtedness and liabilities of another person secured by any lien on, or payable out of the proceeds of or production from, any property or assets of the Corporation, whether or not the same would be classified as a liability on a balance sheet, and whether or not the Corporation has assumed or otherwise become liable for the payment thereof, and all obligations (contingent or otherwise) of the Corporation to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness of any other person.

     7. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the


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



Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     8. Repurchase of Shares. In connection with repurchases by the Corporation of its Common Stock and Series A Preferred Stock at cost or at such other price as the Board of Directors may approve in good faith, of shares of Common Stock and/or Preferred Stock issued to or held by employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements providing for the right of said repurchase which are made in accordance with Section (6)(a)(vi) of this Article V, Section 170 of the General Corporation Law of the State of Delaware shall not apply.

                                   ARTICLE VI.

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

                                  ARTICLE VII.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII.

     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX.

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

                                   ARTICLE X.

     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                   ARTICLE XI.

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate this 8th day of August, 2000.

                                                 /s/ Cathy Lee
                                               ------------------------------
                                               Cathy Lee,
                                               Incorporator


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